Exhibit 10.1

SECOND AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-LESSEE LEASE-NET

THIS SECOND AMENDMENT TO STANDARD INDUSTRIAL/COMMERCIAL MULTI-LESSEE LEASE-NET (this "Amendment") is made and entered into as of the 23rd day of August 2010 by and between NEWARK EUREKA INDUSTRIAL CAPITAL LLC, a Delaware limited liability company ("Lessor") and SOCKET MOBILE, INC., a Delaware corporation, formerly known as Socket Communications, Inc., a Delaware corporation ("Lessee"), with reference to the following facts:

A. Lessor and Lessee are parties to that certain Standard Industrial/Commercial Multi-Lessee Lease-Net dated October 24, 2006 as modified by that certain First Amendment to Standard Industrial/Commercial Multi-Lessee Lease-Net dated March 22, 2007 (the "First Amendment"), (collectively the "Original Lease", and as amended by this Amendment, the "Lease") with reference to the lease of that certain real property located at 39700 Eureka Drive, Newark, California, and more particularly described on Exhibit A to the Original Lease (the "Premises"). Lessor is the successor-in-interest to 365 Warehouse, LLC, a Delaware limited liability company ("Original Lessor") pursuant to that certain Bill of Sale, Assignment and Assumption dated September 17, 2007 whereby Original Lessor assigned all of its interest in and to the Original Lease to Lessor.

B. Lessor and Lessee now desire to modify and amend the Lease to, among other things, extend the Lease Term and to provide for the rental for such extended Term, all on the terms and conditions set forth in this Amendment.

C. Defined terms in this Amendment shall have the meaning ascribed to such terms in the Lease unless otherwise expressly defined in this Amendment. Where the terms of this Amendment and the terms of the Lease conflict, the terms of this Amendment shall in all instances prevail.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties hereto, Lessor and Lessee hereby agree as follows:

1. Lease Term. The Lease Term is hereby extended for a period of six (6) years through and including June 30, 2018 ("Extended Term").

2. Base Rent. Except as specified in Paragraph 3 of this Amendment, Base Rent and Lessee's Share of Common Area Operating Expenses due under the Lease through June 30, 2012 shall be as set forth in the Original Lease. Commencing July 1, 2012, Lessee shall pay to Lessor Base Rent in advance, on or before the first day of each and every calendar month during the Extended Term of the Lease as follows:

(a) During the period commencing July 1, 2012 through and including June 30, 2013, Lessee shall pay to Lessor Base Rent in equal monthly installments of Twenty-nine thousand seven hundred four and 80/100 Dollars ($29,704.80) each, plus Lessee's Share of Common Area Operating Expenses.

(b) During the period commencing July 1, 2013 through and including June 30, 2014, Lessee shall pay to Lessor Base Rent in equal monthly installments of Thirty Thousand Eight Hundred Ninety Two and 99/100 Dollars ($30,892.99) each, plus Lessee's Share of Common Area Operating Expenses.

(c) During the period commencing July 1, 2014 through and including June 30, 2015, Lessee shall pay to Lessor Base Rent in equal monthly installments of Thirty Two Thousand One Hundred Twenty Eight and 71/100 Dollars ($32,128.71) each, plus Lessee's Share of Common Area Operating Expenses.

(d) During the period commencing July 1, 2015 through and including June 30, 2016, Lessee shall pay to Lessor Base Rent in equal monthly installments of Thirty Three Thousand Four Hundred Thirteen and 86/100 Dollars ($33,413.86) each, plus Lessee's Share of Common Area Operating Expenses.

(e) During the period commencing July 1, 2016 through and including June 30, 2017, Lessee shall pay to Lessor Base Rent in equal monthly installments of Thirty Four Thousand Seven Hundred Fifty and 41/100 Dollars ($34,750.41) each, plus Lessee's Share of Common Area Operating Expenses.

(f) During the period commencing July 1, 2017 through and including June 30, 2018, Lessee shall pay to Lessor Base Rent in equal monthly installments of Thirty Six Thousand One Hundred Forty and 43/100 Dollars ($36,140.43) each, plus Lessee's Share of Common Area Operating Expenses.

3. Base Rent Abatement. Provided that so long as Lessee is not in default under the terms of the Lease, as amended hereby, Lessee's Base Rent shall be abated in the amount of Thirty One Thousand Nine Hundred Eighty Two and 51/100 Dollars ($31,982.51) for the months of September 2010 through and including December 2010 and One Thousand Two Hundred Seventy Eight and 28/100 Dollars ($1,278.28) for the months of January 2011 through and including June 2012 ("Base Rent Abatement"). The Base Rent Abatement shall be deemed conditioned upon Lessee's full and faithful performance of all of the terms, covenants and conditions of the Lease. Upon Breach of the Lease by Lessee, the Base Rent Abatement shall automatically be deemed deleted from the Lease and of no further force or effect, and the Base Rent Abatement, or part thereof which has actually been provided to Lessee as of the occurrence of the Breach (whichever is less) shall be immediately due and payable by Lessee to Lessor, notwithstanding any subsequent cure of said Breach by Lessee. The acceptance by Lessor of rent or the cure of the Breach which initiated the operation of this paragraph shall not be deemed a waiver by Lessor of the provisions of this paragraph unless specifically so stated in writing by Lessor at the time of such acceptance.

4. Option to Renew Original Term. Paragraph 4 of the Addendum to the Original Lease is hereby deleted in its entirety.

5. Common Area Operating Expenses. Effective January 1, 2012, Paragraph 4.2 (a) (xi) of the Original Lease shall be deleted in its entirety and replace with the following: Any other costs or expenses applicable to the ownership, leasing and/or management of the Building and/or Project including, without limitation, management fees, Lessee's Share of which shall not exceed 4% of Rent.

6. Brokers. Lessor and Lessee each represent and warrant to the other that no broker or finder was instrumental in arranging or bringing about this transaction and there are no claims or rights for brokerage commissions or finder's fees in connection with the same. If any person brings a claim for a commission or finder's fee based upon any contact, dealings or communication with Lessor or Lessee relating to this transaction, then the party through whom such person makes his claim shall defend the other party (the "Indemnified Party") from such claim, and shall indemnify the Indemnified Party and hold the Indemnified Party harmless from any and all costs, damages, claims, liabilities or expenses (including, without limitation, reasonable attorneys' fees and disbursements) incurred by the Indemnified Party in defending against the claim. The provisions of this Paragraph 6 shall survive the expiration or early termination of the Lease.

7. Estoppel. As a material inducement and consideration to Lessor to execute and deliver this Amendment, Lessee represents and warrants to Lessor the truth of the following statements as of the date of this Amendment: (i) a true, complete and correct copy of the Lease is attached hereto as Exhibit "A"; (ii) the Lease as modified by this Amendment constitutes the entire agreement between Lessor and Lessee with respect to the Premises, is presently in full force and effect, and has not been further modified, changed, altered, assigned, supplemented or amended in any respect; (iii) as of the date of this Amendment, Lessee has not assigned, encumbered or hypothecated all or any portion of its interest in the Lease; (iv) the Lease is the only lease or agreement, written or oral, between Lessor and Lessee affecting or relating to the Premises; (v) no one except Lessee and its employees occupies the Premises; (vi) Lessee has no offsets, claims, or defenses to the enforcement of the Lease; (vii) no actions, whether voluntary or otherwise, are pending against Lessee under the bankruptcy laws of the United States or any state thereof; (viii) to the best of Lessee's knowledge, after due inquiry, Lessor and Lessee are not in default under the Lease and have not committed any breach of the Lease; no event has occurred which, but for the passing of time or for the giving or receipt of notice, or both, would constitute a default under the Lease; and no notice of default has been given under the Lease; (ix) to the best of Lessee's knowledge, the use, maintenance and operation of the Premises complies with all applicable federal, state, county or local statutes, laws, rules and regulations of any governmental authorities relating to environmental, health or safety matters (collectively, "Environmental Laws"); the Premises have not been used and Lessee will not use the Premises for any activities which, directly or indirectly, involve the use, generation, treatment, storage, transportation or disposal of any petroleum product or any toxic or hazardous chemical, material, substance, pollutant or waste; Lessee has not received any notices, written or oral, of violation of any Environmental Laws or of any allegation which, if true, would contradict anything contained in this Amendment and there are no writs, injunctions, decrees, orders or judgments outstanding, and no lawsuits, claims, proceedings or investigations pending or threatened against Lessee, relating to the use, maintenance or operation of the Premises, nor is Lessee aware of a basis for any such proceeding; and (x) the Tenant Improvements are complete and were constructed in accordance with all laws, ordinances, permits, and codes applicable thereto, and all obligations of Lessor under the Lease to construct any improvements on, and to make repairs to, the Premises have been fully performed by Lessor and accepted by Lessee, and Lessee has no claims against Lessor in connection therewith.

8. Effect on Lease. Except as hereby expressly amended, all other terms and conditions of the Lease shall remain and continue in full force and effect. Nothing herein contained alters or amends any required consent or approval required under the terms of the Lease in connection with any sublease or assignment. Submission of this Amendment by one party to another shall have no legal significance and is not an offer that may be accepted; this Amendment shall become effective only upon mutual execution and delivery hereof by all parties and contemplated signatory hereof.

9. Counterparts. This Amendment may be executed in several counterparts, each of which shall be deemed an original, all of which together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, Lessor and Lessee have executed and delivered this Amendment as of the day and year first above written.

SIGNATURES ON FOLLOWING PAGE

LESSOR:

NEWARK EUREKA INDUSTRIAL CAPITAL LLC
a Delaware limited liability company

By: Continental Industrial Capital, LLC
a Delaware limited liability company
Its: Sole Member and Sole Manager

By: Cohen Asset Management, Inc.
a California corporation
Its: Manager

By: /s/ Bradley S. Cohen
Bradley S. Cohen
Its: President

LESSEE:

SOCKET MOBILE, INC.
a Delaware corporation

By: /s/ Kevin Mills

Its: President & CEO